CONTACT:
U.S. Physical Therapy, Inc.
Carey Hendrickson, Chief Financial Officer
          Email: Chendrickson@usph.com
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

U.S. Physical Therapy Announces Acquisition and
Partnership with Chad Madden and Michael Gilbert

Houston, TX, April 1, 2022 – U.S. Physical Therapy, Inc. ("USPH" or the “Company”) (NYSE: USPH), a national operator of outpatient physical therapy clinics and provider of industrial injury prevention services, today announced an acquisition of a six-clinic physical therapy practice in South Central Pennsylvania – Madden and Gilbert Physical Therapy, LLC.
USPH acquired 70% of the equity interests of the physical therapy practice with the practice’s founder and owners  retaining 30%. The purchase price for the 70% equity interest was approximately $11.5 million. The business generates more than $7.5 million in annual revenue and has approximately 71,000 patient visits per year.
Chris Reading, Chief Executive Officer, stated, “We are extremely pleased to announce our latest acquisition in partnership with Chad Madden and Mike Gilbert, two revered leaders in our profession who have built a great physical therapy business using the founding principles developed within Chad's Breakthrough Marketing company.  We look forward to a long and prosperous relationship building on their well-established network of facilities in South Central Pennsylvania. Chad and Mike have a multi-year expansion plan built upon their excellent reputation and terrific patient service and we are excited about  helping them realize their goals in the years to come.”

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 604 outpatient physical therapy clinics in 39 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 38 physical therapy facilities for unaffiliated third parties, including hospitals and physician groups. The Company also has an industrial injury prevention business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments.
More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.